As filed with the Securities and Exchange Commission on July 3, 2018

Securities Act File No. 333-224008

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-14

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

☐ Pre-Effective Amendment No.

X Post-Effective Amendment No.    1

(Check appropriate box or boxes)

THRIVENT SERIES FUND, INC.

(Exact Name of Registrant as Specified in Charter)

625 FOURTH AVENUE SOUTH

MINNEAPOLIS, MINNESOTA 55415

(Address of Principal Executive Offices)

612-844-4198

(Area Code and Telephone Number)

MICHAEL W. KREMENAK

SECRETARY AND CHIEF LEGAL OFFICER

THRIVENT SERIES FUNDS, INC.

625 FOURTH AVENUE SOUTH

MINNEAPOLIS, MINNESOTA 55415

(Name and Address of Agent for Service)

No filing fee is due herewith because of reliance on Section 24(f) of the Investment Company Act of 1940, as amended.

THRIVENT SERIES FUND, INC

CONTENTS OF REGISTRATION STATEMENT

This Registration Statement contains the following papers and documents:

Cover Sheet

Contents of Registration Statement

Part A – Proxy Statement/Prospectus – Incorporated herein by reference to the definitive form of Proxy Statement /Prospectus filed pursuant to Rule 497 under the Securities Act of 1933, as amended (“Securities Act”), on May 7, 2018

Part B – Statement of Additional Information – Incorporated herein by reference to the definitive form of Statement of Additional Information filed pursuant to Rule 497 under the Securities Act on May 7, 2018

Part C – Other Information

Signature Page

The purpose of this filing is to file as exhibits, with respect to the reorganization described in the Registrant’s Registration Statement on Form N-14, filed on March 29, 2018: (i) the opinion and consent of counsel supporting the tax matters and consequences to shareholders of the reorganization, as required by Item 16(12) of Form N-14; and (ii) the executed Agreement and Plan of Reorganization, as required by Item 16(4) of Form N-14. Part C of this Registration Statement has been updated as necessary. Other exhibits for the Registrant are filed herewith, as well.

PART C

OTHER INFORMATION

Item 16.	Exhibits

1.1	Articles of Incorporation of the Registrant (1)

1.2	Amendment to Articles of Incorporation increasing authorized shares (3)

2.	Restated Bylaws of the Registrant (8)

3.	Not applicable

4	Agreement and Plan of Reorganization dated June 21, 2018, by and between Registrant on behalf of its series, Thrivent Moderately Aggressive Allocation Portfolio and Thrivent Growth and Income Plus Portfolio, and Thrivent Financial for Lutherans (*)

5.	Not Applicable

6.1	Investment Advisory Agreement between the Registrant and Thrivent Financial for Lutherans (2)

6.2	Amendment No. 4 to Investment Advisory Agreement between the Registrant and Thrivent Financial for Lutherans (5)

6.3	Amendment No. 5 to Investment Advisory Agreement between the Registrant and Thrivent Financial for Lutherans (7)

6.4	Amendment No. 6 to Investment Advisory Agreement between the Registrant and Thrivent Financial for Lutherans (7)

6.5	Amendment No. 7 to Investment Advisory Agreement between the Registrant and Thrivent Financial for Lutherans (9)

6.6	Amendment No. 8 to Investment Advisory Agreement between the Registrant and Thrivent Financial for Lutherans (10)

6.7	Amendment No. 9 to Investment Advisory Agreement between the Registrant and Thrivent Financial for Lutherans (11)

6.8	Amendment No. 10 to Investment Advisory Agreement between the Registrant and Thrivent Financial for Lutherans (11)

6.9	Amendment No. 11 to Investment Advisory Agreement between the Registrant and Thrivent Financial for Lutherans (11)

6.10	Amendment No. 12 to Investment Advisory Agreement between the Registrant and Thrivent Financial for Lutherans (11)

6.11	Amendment No. 13 to Investment Advisory Agreement between the Registrant and Thrivent Financial for Lutherans (12)

6.12	Amendment No. 14 to Investment Advisory Agreement between the Registrant and Thrivent Financial for Lutherans (12)

6.13	Amendment No. 15 to Investment Advisory Agreement between the Registrant and Thrivent Financial for Lutherans (13)

6.14	Amendment No. 16 to Investment Advisory Agreement between the Registrant and Thrivent Financial for Lutherans (*)

7.	Not applicable

8.	Not applicable

9.	Master Custodian Agreement between the Registrant and State Street Bank and Trust Company (13)

10.	Not Applicable

11.	Opinion and Consent of Counsel (14)

12.	Opinion of Counsel as to tax matters and consequences to shareholders (*)

13.1	Expense Reimbursement Letter Agreement (13)

13.2	Participation Agreement among Registrant, Thrivent Financial for Lutherans and the separate accounts (4)

13.3	Participation Agreement among Registrant, Thrivent Life Insurance Company and the separate accounts (4)

13.4	Form of Participation Agreement among Registrant, Thrivent Financial for Lutherans and other insurance companies (15)

13.5	Administrative Services Agreement, effective January 1, 2009, between Registrant and Thrivent Financial for Lutherans (6)

13.6	Amendment No. 1 to Administrative Services Agreement dated August 16, 2013 (10)

13.7	Amendment No. 2 to Administrative Services Agreement dated January 1, 2015 (12)

13.8	Amendment No. 3 to Administrative Services Agreement dated August 21, 2015 (12)

13.9	Amendment No. 4 to Administrative Services Agreement dated January 1, 2017 (12)

13.10	Amendment No. 5 to Administrative Services Agreement dated April 30, 2018 (13)

13.11	Amendment No. 6 to Administrative Services Agreement dated June 28, 2018 (*)

13.12	Securities Lending Agency Agreement between Registrant and Goldman Sachs Bank USA (13)

13.13	Amended Schedule 1 dated June 25, 2018 to Securities Lending Agency Agreement between Registrant and Goldman Sachs Bank USA (*)

14.	Consent of Independent Registered Public Accounting Firm (14)

15.	Not applicable

16.	Powers of Attorney (14)

17.	Proxy Card (14)

*	Filed herewith

(1)	Incorporated by reference from Post-Effective Amendment No. 22 to the registration statement of LB Series Fund, Inc., file no. 33-3677, filed April 27, 1998.

(2)	Incorporated by reference from Post-Effective Amendment No. 27 to the registration statement of LB Series Fund, Inc., file no. 33-3677, filed April 30, 2002.

(3)	Incorporated by reference from initial Form N-14 registration statement of LB Series Fund, Inc., file no. 333-111964, filed January 16, 2004.

(4)	Incorporated by reference from Post-Effective Amendment No. 37 to the registration statement of Thrivent Series Fund, Inc., file no. 33-3677, filed on April 17, 2007.

(5)	Incorporated by reference from Post-Effective Amendment No. 39 to the registration statement of Thrivent Series Fund, Inc., file no. 33-3677, filed on April 25, 2008.

(6)	Incorporated by reference from Post-Effective Amendment No. 40 to the registration statement of Thrivent Series Fund, Inc., file no. 33-3677, filed on April 27, 2009.

(7)	Incorporated by reference from Post-Effective Amendment No. 41 to the registration statement of Thrivent Series Fund, Inc., file no. 33-3677, filed on February 16, 2010.

(8)	Incorporated by reference from Post-Effective Amendment No. 45 to the registration statement of Thrivent Series Fund, Inc. file no. 33-3677, filed on April 26, 2012.

(9)	Incorporated by reference from Post-Effective Amendment No. 47 to the registration statement of Thrivent Series Fund, Inc. file no. 33-3677, filed on April 29, 2013.

(10)	Incorporated by reference from Post-Effective Amendment No. 49 to the registration statement of Thrivent Series Fund, Inc. file no. 33-3677, filed on April 29, 2014.

(11)	Incorporated by reference from Post-Effective Amendment No. 53 to the registration statement of Thrivent Series Fund, Inc. file no. 33-3677, filed on April 29, 2016.

(12)	Incorporated by reference from Post-Effective Amendment No. 56 to the registration statement of Thrivent Series Fund, Inc. file no. 33-3677, filed on April 28, 2017.

(13)	Incorporated by reference from Post-Effective Amendment No. 59 to the registration statement of Thrivent Series Fund, Inc. file no. 33-3677, filed on February 12, 2018.

(14)	Incorporated by reference from the registration statement of Registrant on Form N-14, file no. 333-224008, filed March 29, 2018.

(15)	Incorporated by reference from Post-Effective Amendment No. 60 to the registration statement of Thrivent Series Fund, Inc. file no. 33-3677, filed on April 27, 2018.

Item 17.	Undertakings

(1)

The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act [17 CFR 230.145c], the reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)

The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on this 3rd day of July, 2018.

THRIVENT SERIES FUND, INC.

/s/ Michael W. Kremenak
Michael W. Kremenak
Secretary and Chief Legal Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated and on this 3rd day of July, 2018.

Signature	Title

/s/ David S. Royal David S. Royal	President (Principal Executive Officer)

/s/ Gerard V. Vaillancourt Gerard V. Vaillancourt	Treasurer (Principal Financial and Accounting Officer)

* Janice B. Case	Director

* Robert J. Chersi	Director

* Richard A. Hauser	Director

* Marc S. Joseph	Director

* Paul R. Laubscher	Director

* James A. Nussle	Director

* Verne O. Sedlacek	Director

* Constance L. Souders	Director

* Russell W. Swansen	Director

*

Michael W. Kremenak, by signing his name hereto, does hereby sign this document on behalf of each of the above-named Directors and Officers of Thrivent Series Fund, Inc. pursuant to the powers of attorney duly executed by such persons and filed herewith.

Dated: July 3, 2018	/s/ Michael W. Kremenak
Michael W. Kremenak
Attorney-in-Fact

INDEX TO EXHIBITS

4.	Agreement and Plan of Reorganization dated June 21, 2018, by and between Registrant on behalf of its series, Thrivent Moderately Aggressive Allocation Portfolio and Thrivent Growth and Income Plus Portfolio, and Thrivent Financial for Lutherans

6.14	Amendment No. 16 to Investment Advisory Agreement between the Registrant and Thrivent Financial for Lutherans

12.	Opinion of Counsel as to tax matters and consequences to shareholders

13.11	Amendment No. 6 to Administrative Services Agreement dated June 28, 2018

13.13	Amended Schedule 1 dated June 25, 2018 to Securities Lending Agency Agreement between Registrant and Goldman Sachs Bank USA